CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                           TOP DOLLAR REALTY, INC.

We the undersigned Andrew W. Berney, President, and Bruce M. Barton, Secretary of Top Dollar Realty, Inc. do hereby certify:
That the Board of Directors of said corporation at a meeting duly convened and held on the 12th day of February, 1996, adopted a resolution to amend the original articles as follows:

Article I is hereby amended to read as follows:

     The name of the corporation shall be Northstar Industries, Inc. The number os shares of the corporation outstanding and entitled to vote on amendment to the Articles of Incorporation are Two Million; that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.



                                          /S/ Andrew W. Berney
                                              -------------------------
                                              Andrew W. Berney, President



                                          /S/ Bruce M. Barton
                                              --------------------------
                                              Bruce M. Barton, Secretary